10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Short Intermediate Bond Fund
American General Finance Corp

  11/20/02
Cost:
   $5,000,000

%of Offering Purchase

   0.450%
Broker:
Salomon Smith Barney Inc.
Underwriting Synicate Members:
BNP Paribas Securities Corp
Morgan Stanley & Co.
Salomon Smith Barney Inc.
ABN AMRO Inc.
Wachovia Securities, Inc.